Exhibit 99.1

Entero Therapeutics Announces Signing of Rescission Agreement with ImmunogenX, LLC.

BOCA RATON, Fla., March 24, 2025 (GLOBE NEWSWIRE) – Entero Therapeutics, Inc. (Nasdaq: ENTO) (“Entero” or the “Company”), a clinical-stage biopharmaceutical company specializing in the development of targeted, non-systemic therapies for gastrointestinal (GI) diseases, announced today that Entero has successfully negotiated and signed a rescission agreement (the “Rescission Agreement”) with 100% of the previous shareholders of ImmunogenX, LLC (“IMGX”) in relation to the ImmunogenX Business Combination which was previously announced on December 18, 2023 and ultimately closed on March 14, 2024. The Rescission Agreement and its effects are subject to certain closing conditions, including Entero receiving shareholder approval which must occur on or before June 30, 2025.

Richard Paolone, CEO of Entero, commented, “After completion of our internal review, we determined that executing the Rescission Agreement was the best option for Entero and our shareholders. Unwinding this transaction puts Entero back in the game and ultimately strengthens our balance sheet, refocuses our value creation strategy, and positions us for long-term success. This decision provides both Entero and IMGX the necessary flexibility to pursue their own respective strategic initiatives while maintaining a positive working relationship.”

Further, Entero is pleased to announce effective March 3, 2025, Anna Skowron has joined Entero as our Chief Financial Officer. Ms. Skowron is highly experienced public accountant having served as the Principal at Skowron Accounting Professional Corporation, which she founded in 2015. With over 14 years of accounting related experience, Ms. Skowron specializes in financial reporting, compliance, corporate governance, and business strategy. Previously Ms. Skowron served as Global Financial Controller at a multi-national North American domiciled technology provider. She also managed consolidated reporting across North America for a global steel corporation. Ms. Skowron has played a key role in various business acquisitions and capital raising initiatives across multiple industries. Ms. Skowron holds a Bachelor of Commerce and Finance with specialization in Accounting and Economics from the University of Toronto and became a member of the Institute of Chartered Accountants of Ontario in 2014.

Further details and information about the Rescission Agreement will be posted on Entero’s continuous disclosure record through the EDGAR portal.

For more information about Entero Therapeutics, visit www.enterothera.com and connect on X and LinkedIn.

About Entero Therapeutics

Entero Therapeutics, Inc., is a late clinical-stage biopharmaceutical company focused on the development of targeted, non-systemic therapies for gastrointestinal (GI) diseases. The Company’s programs address significant unmet needs in GI health and include: latiglutenase, potentially first-in-class, targeted, oral biotherapeutic for celiac disease; capeserod, a selective 5-HT4 receptor partial agonist for indications including gastroparesis; and adrulipase, a recombinant lipase enzyme designed to enable the digestion of fats and other nutrients in cystic fibrosis and chronic pancreatitis patients with exocrine pancreatic insufficiency. For more information visit www.enterothera.com.

Forward-Looking Statements

This press release may contain certain statements relating to future results which are forward-looking statements. It is possible that the Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements, depending on factors including whether the transactions contemplated by the Rescission Agreement (the “Rescission”) may be completed, completed with different terms, in an untimely manner, or not at all; whether the Company and Journey will be able to receive the requisite approvals of stockholders and lenders to consummate the Rescission; whether the Company will be able to realize the expected benefits, or any benefits, from the Rescission r; whether the Company will be able to satisfy its outstanding obligations as they become due; whether the Company will be able to raise additional funds to satisfy its capital needs; whether the Company will be able to realize the expected benefits of the Rescission; whether results obtained in preclinical and nonclinical studies and clinical trials will be indicative of results obtained in future clinical trials; whether preliminary or interim results from a clinical trial will be indicative of the final results of the trial; whether the Company will be able to maintain compliance with applicable Nasdaq listing criteria and the effect of a delisting from Nasdaq on the market for the Company’s securities; the size of the potential markets for the Company’s drug candidates and its ability to service those markets;; and the Company’s current and future capital requirements and its ability to raise additional funds to satisfy its capital needs. Additional information concerning the Company and its business, including a discussion of factors that could materially affect the Company’s financial results are contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Securities and Exchange Commission (“SEC”) on March 29, 2024, as well as the Company’s subsequent filings with the SEC. All forward-looking statements included in this press release are made only as of the date of this press release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

For more information:
Entero Therapeutics, Inc.
777 Yamato Road, Suite 502
Boca Raton, FL 33431
Phone: (561) 589-7020
info@enterothera.com

Investor contact information:

Entero Investor Relations

investors@enterothera.com